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                                                                   EXHIBIT 10.12

Terrence S. Tucker
Supervisor - Industrial Materials Purchasing
Rouge Steel Company
3001 Miller Road
Dearborn, MI 48121

Subject:   Amendment #2 to Oxygen, Nitrogen and Argon Supply Agreement


Dear Terry:

           Reference is made to the oxygen, nitrogen and argon supply agreement dated November 16, 1993 by and between Praxair, Inc. and Rouge Steel Company (the "Agreement") as amended by letter agreement dated April 10, 1998 pursuant to which Praxair supplies oxygen, nitrogen and argon to Rouge Steel's plant located at Dearborn, Michigan and to Dan Marion's letter to Wyatt Theus dated December 8, 1998 requesting that Praxair participate in Rouge Steel's Supplier Cost Reduction Program.

           The Agreement shall be amended during the period beginning January 1, 1999 and ending March 31, 1999 as follows:

           The language contained in Article 1.3 shall be deleted in its entirety and replaced by the following:

           "1.3 "As-Available Oxygen" means oxygen delivered to Buyer hereunder as provided in Article 2.2 at a maximum instantaneous demand rate in excess of the maximum instantaneous demand rate for Gaseous Oxygen as set forth in Article
1.11 up to a maximum instantaneous demand rate of 2,100,000 standard cubic feet per hour during the period from January 1. 1999 until March 31, 1999."

           Beginning as of April 1, 1999, the provisions of Article 1.3 of the Agreement as set forth in Amendment #1 to the Agreement shall be reinstated and shall supersede the provisions of Article 1.3 of the Agreement as set forth in this Amendment.

           Except as set forth above, all terms and conditions of the Agreement shall remain unchanged and shall continue in full force and effect. If the forgoing is acceptable to you, please indicate your acceptance by signing in the space below and returning both documents to us. A fully executed document will be returned for your files.

Submitted by:


F. B. Darling
Key Account Manager
Praxair, Inc.


Accepted by: /s/ Terrence S. Tucker
Rouge Steel Company
1/6/99